EXHIBIT 23.1

Consent of PricewaterhouseCoopers LLP,

Independent Registered Certified Public Accounting Firm,

dated December 10, 2004

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. Three to the Registration Statement on Form S-11 of our report dated February 25, 2004, relating to the financial statements and financial statement schedule of CNL Retirement Properties, Inc., and our report dated May 7, 2002, relating to the combined financial statements of American Retirement Communities Portfolio (a group of related properties acquired by CNL Retirement Properties, Inc.), which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Orlando, Florida
December 10, 2004